EXHIBIT 10.8

July 27, 2004

Leonard Leff
President and CEO
CDS Companies
303 Merrick Road
Lynbrook, NY 11563

Dear Leonard:

Pursuant to our recent discussions, this letter will constitute a joint marketing agreement between CDS Companies (“CDS”) and Integrated Financial Systems, Inc. (“IFS”), the “Parties.”

Introduction and Background: CDS Companies and IFS both provide patient account services to hospitals and other healthcare providers. The services provided by each company complement those offered by the other, but do not compete and neither company anticipates that their services will compete in the future. Both companies believe it will be beneficial to be introduced to prospective clients by the other company where the introducing company has a current or potential relationship.

Compensation: As compensation for introductions to potential customers and assisting as appropriate in completing a contractual business relationship with a new hospital or system, the Company that is introduced will pay the introducing Company   ***   of the Net Service Fee revenue actually received by the introducing Company during the life of the Operating Agreement, or five years from the effective date of the Contractual Agreement, whichever first occurs. As additional consideration, for each of the first 10 hospitals or systems for which revenue has been received by IFS, as a direct result of an introduction by CDS to IFS, CDS shall also receive 5,000 warrants, each exercisable for one share of common stock of Integrated Financial Systems, Inc., at the price of $2.26 per share. Compensation payments will occur no later than 30 days following the end of the month in which the revenue was received.

Termination: Either party may terminate this Agreement with thirty days written notice to the other party for any reason, provided, however, the introducing Company will continue to receive Compensation as provided above.

Very truly yours,	CDS Companies

/s/ JOHN C. HERBERS	By:	/s/ LEONARD LEFF

John C. Herbers	Title:	President & CEO
Chief Executive Officer
	Date:	July 27, 2004

***	Text has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested under Rule 406 of the Securities Act of 1933.